CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF TRUST

OF

STRATEGIC PARTNERS OPPORTUNITY FUNDS

This Certificate of Amendment to Certificate of Trust of Strategic Partners Opportunity Funds (the “Trust”) is being executed for the purpose of amending the Certificate of Trust of the Trust filed with the Office of the Secretary of State of the State of Delaware (the “State Office”) on January 28, 2000 pursuant to the Delaware Statutory Trust Act, 12 Del. C. §§ 3801 et seq.

The undersigned hereby certifies as follows:

1. The name of the Trust is Strategic Partners Opportunity Funds.

2. The name of the Trust is hereby changed to JennisonDryden Opportunity Funds.

3. This Certificate of Amendment to Certificate of Trust shall become effective upon filing with the State

Office.

IN WITNESS WHEREOF, the undersigned, being a trustee of the Trust, has duly executed this Certificate of Amendment to Certificate of Trust.

TRUSTEE:

/s/ Judy A. Rice
Judy A. Rice, Trustee and President
May 29, 2008

676928.1

L:\MFApps\CLUSTER 4\Bible\Opportunity Funds\Charter & Bylaws\Certificate of Amendment (name change to JDOF 5-29-08).DOC